Subsidiaries


Eastern Consolidated Energy, Inc., a Kentucky corporation and wholly owned subsidiary of the Company

CEI Holdings, Inc., a Nevada corporation and wholly owned subsidiary of the Company

Eastern Consolidated Oil and Gas, Inc., a Kentucky corporation and wholly owned subsidiary of the Company

Morgan Mining, Inc., a Kentucky corporation and wholly owned subsidiary of the Company

Warfield Processing, Inc., a Kentucky corporation and wholly owned subsidiary of the Company

Eastern Coal Energies, Inc., a Kentucky corporation and wholly owned subsidiary of the Company